MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Buyonate, Inc., of our report dated February 10, 2009 on our audit of the financial statements of Buyonate, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and inception on July 9, 2007 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 3, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501